PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD SECOND QUARTER AND FIRST HALF EARNINGS

QUAKERTOWN, PA (July 26, 2012) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2012 of $2,505,000, or $0.78 per share on a diluted basis. This compares to net income of $2,435,000, or $0.77 per share on a diluted basis, for the same period in 2011.

For the six month period ended June 30, 2012, QNB reported net income of $4,976,000, or $1.55 per share on a diluted basis. This represents a 7.1% increase in net income compared to the $4,646,000, or $1.47 per share on a diluted basis, reported for the six month period ended June 30, 2011.

The results for both the second quarter and first six months of 2012 represent record profits for QNB and reflect an increase in non-interest income and lower provisions for loan losses.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.16% and 14.54%, respectively, for the quarter ended June 30, 2012 compared with 1.18% and 15.62%, respectively, for the quarter ended June 30, 2011. For the six month periods the annualized rate of return on average assets and average shareholders’ equity was 1.15% and 14.62%, respectively, for the period ended June 30, 2012 compared with 1.15% and 15.18%, respectively, for the period ended June 30, 2011.

“Given the protracted economic slowdown and the accompanying historically low interest rate environment, we are pleased with the Company’s second quarter and six month financial performance,” stated Thomas J. Bisko, Chief Executive Officer. “While the economy continues to provide challenges, loan demand improved at the end of the second quarter, asset quality has stabilized and core deposit growth remains strong.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2012 totaled $6,776,000, a decrease of $375,000, or 5.2%, over the same period in 2011. On a linked quarter basis, net interest income decreased by $30,000, or 0.4%. Average earning assets for the second quarter of 2012 were $841,561,000, an increase of $42,053,000, or 5.3%, compared with the same period in 2011, with average investment securities increasing $40,195,000, or 13.2%, to $345,391,000. The yield on earning assets declined 59 basis points from 4.87% for the second quarter of 2011 to 4.28% for the second quarter of 2012 as the prolonged low interest rate environment has continued to exert pressure on asset yields. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities declined from 5.76% and 3.72%, respectively, for the second quarter of 2011 to 5.29% and 3.03%, respectively, for the second quarter of 2012, a decline of 47 basis points and 69 basis points, respectively.

On the funding side, average deposits increased $55,598,000, or 7.8%, with average transaction accounts increasing $61,223,000, or 14.5%. The growth in transaction accounts was broad-based across all product lines and all customer types with the largest increases centered in QNB's Online eSavings product. Offsetting a portion of this growth in funding was a decline in average time deposits of $5,625,000, or 1.9%, and a reduction in average borrowed funds of $17,337,000, or 37.0%, comparing the second quarter 2012 with the same period in 2011. During the second quarter of 2012 the Company paid off $15,000,000 of repurchase agreements with a cost of 4.75%. The cost of interest-bearing liabilities declined by 27 basis points from 1.17% for the second quarter of 2011 to 0.90% for the second quarter of 2012. The interest rate paid on interest-bearing deposits declined by 20 basis points to 0.87% for the second quarter of 2012 compared to the second quarter of 2011.

The net interest margin for the second quarter of 2012 was 3.49% compared to 3.84% for the second quarter of 2011 and 3.53% for the linked quarter. The historically low interest rate environment of the past few years combined with the growth in earning assets, primarily in the investment portfolio which generally earn a lower yield than loans, resulted in a decline in the net interest margin. During the beginning of this interest rate cycle, funding costs declined at a faster pace and to a greater degree than rates on earning assets resulting in an increasing net interest margin. However, since the second quarter of 2011 this trend has reversed as funding costs have approached bottom while yields on earning assets continue to reprice lower resulting in a decline in the net interest margin.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when calculating the required provision for loan losses each quarter. QNB did not record a provision for loan losses for the second quarter of 2012 as a result of a stabilization in the amount of non-performing loans over the past several quarters, net recoveries for the quarter ended June 30, 2012 and modest growth in outstanding loan balances. A provision for loan losses of $450,000 was recorded in the second quarter of 2011.

QNB recorded a provision for loan losses of $300,000 for the first six months of 2012 and $1,100,000 in the first half of 2011. Net loan recoveries were $12,000 for the second quarter of 2012, or -0.01% annualized of total average loans, compared with charge-offs of $792,000 for the second quarter of 2011, or 0.67% annualized of total average loans. For the six month periods ended June 30, 2012 and 2011 net loan charge-offs were $73,000, or 0.03% annualized, and $1,205,000, or 0.51% annualized, respectively.

QNB's allowance for loan losses of $9,467,000 represents 1.92% of total loans at June 30, 2012 compared to an allowance for loan losses of $9,241,000, or 1.89% of total loans, at December 31, 2011 and $8,850,000, or 1.86% of total loans, at June 30, 2011.

As noted previously, asset quality has stabilized over the past several quarters with the reduction in non-accrual loans being offset by an increase in restructured loans. Total non-performing assets were $23,990,000 at June 30, 2012 compared with $24,145,000 at December 31, 2011 and $13,844,000 at June 30, 2011. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest and troubled debt restructured loans were $20,824,000, or 4.23% of total loans, at June 30, 2012 compared with $21,390,000, or 4.36% of total loans, at December 31, 2011 and $11,882,000, or 2.49% of total loans, at June 30, 2011. The increase in non-performing loans during 2011 was primarily the result of several large commercial loan relationships that showed signs of financial difficulty and collateral values that were below the carrying value of the loan. These loans were placed on non-accrual status because it is possible that all principal and interest payments will not be received as expected. Loans on non-accrual status were $16,270,000 at June 30, 2012 compared with $18,597,000 at December 31, 2011 and $9,455,000 at June 30, 2011. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at June 30, 2012, $10,242,000, or more than 66% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter.

QNB had other real estate owned and other repossessed assets of $1,151,000 as of June 30, 2012 compared with $826,000 at December 31, 2011 and $0 at June 30, 2011. Non-accrual pooled trust preferred securities are carried at fair value which was $2,015,000, $1,929,000, and $1,962,000 at June 30, 2012, December 31, 2011 and June 30, 2011, respectively. The increase in the balance of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities.

Non-Interest Income

Total non-interest income was $1,326,000 for the second quarter of 2012, an increase of $256,000 compared with the same period in 2011. Net gains on the sale of investment securities and residential mortgage loans account for $300,000 of this total increase. QNB recorded $141,000 of net gains on the sale of investment securities during the second quarter of 2012 compared to net gains of $54,000 recognized in the second quarter of 2011. As a result of historically low mortgage rates, residential mortgage refinancing activity has increased significantly as has the amount of gains recorded on the sale of these mortgages. QNB recorded gains of $231,000 on the sale of mortgages during the second quarter of 2012 compared with $18,000 in the second quarter of 2011. Another result of the increase in mortgage refinancing activity was a reduction in the value of mortgage servicing assets as well as an increase in the amortization of this asset. As a result mortgage servicing income declined by $40,000 when comparing the two quarters.

Non-Interest Expense

Total non-interest expense was $4,828,000 for the second quarter of 2012, an increase of $244,000, or 5.3% compared to $4,584,000 for the second quarter of 2011. Salaries and benefits expense increased $140,000, or 5.8% when comparing the two quarters. Promotion and merit increases coupled with an additional two full-time equivalent employees, including the addition of a Chief Information and Technology Officer during the third quarter of 2011, contributed to the $96,000 increase in salary expense. The remainder of the increase in salary and benefits expense relates primarily to higher medical and dental benefit premiums and claims.

Net occupancy and furniture and fixtures expense increased $80,000, or 11.6%, with the majority of the increase resulting from higher depreciation expense on new equipment, an increase in branch rent expense primarily resulting from common area maintenance adjustments on some leased properties and equipment maintenance costs. Also contributing to the increase in non-interest expense was a $50,000, or 24.3%, increase in marketing expenses a result of an increase in outdoor and direct mail advertising as well as higher donations costs. Third party information technology expense increased $43,000 primarily related to ongoing costs associated with the new online and mobile banking system introduced in the third quarter of 2011. Partially offsetting these higher costs were reductions in FDIC insurance expense of $114,000, or 41.3%. The decrease in FDIC premium expense reflects a reduction in the rate charged and a change in the method of calculating the basis of the premium effective during 2011.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Assets	$890,136	$882,940	$868,804	$875,211	$839,280
Investment securities (AFS & HTM)	359,081	351,782	349,418	352,251	327,936
Loans receivable	491,263	479,474	489,936	472,978	475,710
Allowance for loan losses	(9,467)	(9,456)	(9,241)	(8,867)	(8,850)
Net loans	481,796	470,018	480,695	464,111	466,860
Deposits	781,007	764,768	750,712	757,140	719,681
Demand, non-interest bearing	69,856	67,464	66,850	63,674	65,542
Interest-bearing demand, money market and savings	426,154	412,015	398,838	401,233	360,150
Time	284,997	285,289	285,024	292,233	293,989
Short-term borrowings	26,570	22,349	24,021	25,806	30,553
Long-term debt	5,293	20,295	20,299	20,301	20,303
Shareholders' equity	74,679	72,542	70,841	69,445	66,194

Asset Quality Data (Period End)
Non-accrual loans	$16,264	$17,064	$18,597	$19,219	$9,455
Loans past due 90 days or more and still accruing	475	171	380	87	10
Troubled debt restructured loans	4,085	2,668	2,413	2,650	2,417
Non-performing loans	20,824	19,903	21,390	21,956	11,882
Other real estate owned and repossessed assets	1,151	1,277	826	884	-
Non-accrual pooled trust preferred securities	2,015	2,054	1,929	1,878	1,962
Non-performing assets	$23,990	$23,234	$24,145	$24,718	$13,844

Allowance for loan losses	$9,467	$9,456	$9,241	$8,867	$8,850

Non-performing loans / Loans	4.23%	4.15%	4.36%	4.64%	2.49%
Non-performing assets / Assets	2.70%	2.63%	2.78%	2.82%	1.65%
Allowance for loan losses / Loans	1.92%	1.97%	1.89%	1.87%	1.86%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the six months ended,
For the period:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	6/30/12	6/30/11

Interest income	$8,424	$8,633	$8,849	$9,085	$9,188	$17,057	$18,283
Interest expense	1,648	1,827	1,911	2,005	2,037	3,475	4,175
Net interest income	6,776	6,806	6,938	7,080	7,151	13,582	14,108
Provision for loan losses	-	300	950	650	450	300	1,100
Net interest income after provision for loan losses	6,776	6,506	5,988	6,430	6,701	13,282	13,008
Non-interest income:
Fees for services to customers	345	339	351	363	347	684	674
ATM and debit card	367	364	356	359	366	731	694
Net gain (loss) on investment securities available-for-sale	141	389	(30)	(32)	54	530	11
Other	473	474	457	392	303	947	631
Total non-interest income	1,326	1,566	1,134	1,082	1,070	2,892	2,010
Non-interest expense:
Salaries and employee benefits	2,548	2,626	2,543	2,522	2,408	5,174	4,795
Net occupancy and furniture and equipment	770	754	759	705	690	1,524	1,390
FDIC insurance premiums	162	180	202	41	276	342	538
Other	1,348	1,291	1,274	1,246	1,210	2,639	2,281
Total non-interest expense	4,828	4,851	4,778	4,514	4,584	9,679	9,004
Income before income taxes	3,274	3,221	2,344	2,998	3,187	6,495	6,014
Provision for income taxes	769	750	432	676	752	1,519	1,368
Net income	$2,505	$2,471	$1,912	$2,322	$2,435	$4,976	$4,646

Share and Per Share Data:
Net income - basic	$0.79	$0.78	$0.60	$0.74	$0.77	$1.56	$1.48
Net income - diluted	$0.78	$0.77	$0.60	$0.73	$0.77	$1.55	$1.47
Book value	$23.33	$22.74	$22.32	$21.95	$20.98	$23.33	$20.98
Cash dividends	$0.26	$0.26	$0.25	$0.25	$0.25	$0.52	$0.50
Average common shares outstanding - basic	3,190,552	3,180,903	3,164,710	3,154,529	3,144,935	3,185,728	3,139,721
Average common shares outstanding - diluted	3,208,326	3,192,634	3,178,302	3,168,931	3,161,761	3,200,593	3,153,641

Selected Ratios:
Return on average assets	1.16%	1.15%	0.87%	1.07%	1.18%	1.15%	1.15%
Return on average shareholders' equity	14.54%	14.71%	11.50%	14.31%	15.62%	14.62%	15.18%
Net interest margin (tax equivalent)	3.49%	3.53%	3.53%	3.63%	3.84%	3.51%	3.87%
Efficiency ratio (tax equivalent)	55.98%	54.48%	55.44%	51.97%	52.50%	55.22%	52.53%
Average shareholders' equity to total average assets	7.95%	7.81%	7.58%	7.49%	7.56%	7.88%	7.56%
Net loan (recoveries)/charge-offs	$(12)	$85	$576	$633	$792	$73	$1,205
Net loan charge-offs (annualized) / Average loans	-0.01%	0.07%	0.48%	0.53%	0.67%	0.03%	0.51%

Balance Sheet (Average)
Assets	$871,956	$865,892	$870,133	$859,434	$826,901	$868,905	$816,652
Investment securities (AFS & HTM)	345,391	339,946	345,698	332,479	305,196	342,669	297,900
Loans receivable	480,352	482,284	479,076	475,549	477,151	481,318	476,926
Deposits	770,226	753,948	756,472	744,619	714,628	762,086	705,802
Shareholders' equity	69,283	67,590	65,974	64,388	62,531	68,436	61,718

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com